Exhibit 99.1

Wednesday, November 18, 2015

For Immediate Release

Bridgeline Digital’s Founder & CEO Thomas Massie

Completes Company Transition;

Resigns to Pursue Other Opportunities

Burlington, MA | November 18, 2015

Bridgeline Digital, Inc. (NASDAQ: BLIN), The Digital Engagement Company™, today announced that its founder, President & Chief Executive Officer, Thomas Massie, has completed the Company’s transition from a service only business model to a iAPPS business model, and effective December 1, 2015 he will resign as President & CEO to pursue other opportunities. To ensure a smooth transition, Mr. Massie will remain an advisor to Bridgeline’s Board of Directors for the next 16 months.

From 2000 to 2008, Massie led Bridgeline Digital from its inception to a $20 million dollar interactive services business. In 2008, Massie and Bridgeline’s mission was to create a significant market differentiator and a recurring revenue model. This resulted in developing and launching iAPPS, a digital engagement SaaS platform that deeply integrates web content management, eCommerce, email campaign management, analytics, and social media management into a unified platform. Since 2008, iAPPS related revenue enjoyed rapid growth, growing from concept to $19 million dollars in annual revenues with thousands of business relying on iAPPS and Bridgeline for their digital engagement needs. The original legacy services only business has now wound down to de-minimis revenue levels, and the Company’s transition to focus on iAPPS related business is complete.

Under Mr. Massie’s leadership, Bridgeline has received over 200 industry related awards from organizations such as the Web Marketing Association Web Awards, Interactive Media Awards (IMA), MITX Awards, Academy of Interactive Arts W3 Awards, Horizon Interactive Awards, and Internet Advertising Competition (IAC) Awards. In 2015 leading analyst firm Forrester named iAPPS one of the top 4 performers in their Through-Channel Marketing Automation report and The SIIA awarded iAPPS with the 2015 CODiE for Best Web Content Management Platform. Both eContent Magazine editors and KM World Magazine editors named iAPPS a trend setting product of 2015. Lastly, in 2015 B2B Magazine said Bridgeline Digital is one of the top interactive technology companies in North America.

Wednesday, November 18, 2015

"It has been a privilege to work with Bridgeline’s outstanding employees and customers throughout the past 16 years” says Bridgeline’s President and Chief Executive Officer Thomas Massie. “I am confident the Company is taking the rights steps to create long-term value for its employees, customers, and shareholders. I truly believe Bridgeline is well-positioned for continued success."

"The Board is grateful for Thomas’s innumerable contributions to the Company and his distinguished tenure as CEO over the last sixteen years." says Joni Kahn, Bridgeline Digital’s Chairperson. “Under Thomas’ leadership, he has managed the company through challenging times and market transitions. The Board is confident that Bridgeline is poised for growth, and we wish the best to Thomas in all he endeavors.”

To ensure a smooth transition, Mr. Massie will remain President & Chief Executive Officer until December 1, 2015. At that time, the Board will create a temporary “Office of the Chief Executive Office” whereby Bridgeline’s current Chief Operating Officer, Roger “Ari” Kahn and Executive Vice President & Chief Financial Officer, Michael Prinn, will act as Interim Chief Executive Officers. Each Mr. Kahn and Mr. Prinn will continue in their respective roles while assuming the responsibilities of the Office of Chief Executive Officer until a successor is named by the Board.

Wednesday, November 18, 2015

About Bridgeline Digital

Bridgeline Digital, The Digital Engagement Company™, enables its customers to maximize the performance of their mission critical websites, intranets, and online stores. Bridgeline’s iAPPS platform deeply integrates Web Content Management, eCommerce, eMarketing, Social Media management, and Web Analytics to help marketers deliver online experiences that attract, engage and convert their customers across all digital channels. Bridgeline provides end-to-end Digital Engagement solutions and boasts an award-winning team of interactive services professionals. Headquartered in Burlington, Mass., with nine additional locations throughout the United States and a .NET development center in Bangalore, India. Bridgeline has thousands of quality customers that range from small- and medium-sized organizations to Fortune 1000 companies. To learn more, please visit www.bridgeline.com or call (800) 603-9936.

For more information, contact: Michael Prinn Bridgeline Digital, Inc. Executive Vice President and CFO 781-497-3016 mprinn@bridgeline.com